Exhibit 99.4

GENAISSANCE PHARMACEUTICALS, INC.

Special Meeting of Stockholders to be held [Month] [Day], 2005

This proxy is solicited on behalf of the Board of Directors of Genaissance Pharmaceuticals, Inc.

The undersigned hereby appoints Kevin L. Rakin and Ben D. Kaplan, and each or either of them, with full power of substitution, as proxies of the undersigned for and in the name(s) of the undersigned to attend the Special Meeting of Stockholders (the "Special Meeting") of Genaissance Pharmaceuticals, Inc. ("Genaissance"), to be held at [Time], local time, at [Address] on [Day of Week], [Month] [Day], 2005, and any adjournments thereof, and to vote and act upon the matters stated herein in respect of all shares of stock of Genaissance which the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present at the Special Meeting.

(Continued and to be signed on the reverse side)

Special Meeting of Stockholders

GENAISSANCE PHARMACEUTICALS, INC.

[MONTH] [DAY], 2005

X   PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. To adopt the Agreement and Plan of Merger, dated as of June 20, 2005, by and among Clinical Data, Inc. ("Clinical Data"), Safari Acquisition Corporation, a wholly-owned subsidiary of Clinical Data, and Genaissance, as amended by the First Amendment to Agreement and Plan of Merger, dated as of July 28, 2005, and to approve the merger contemplated thereby, pursuant to which each share of Genaissance common stock outstanding at the effective time of the merger will be converted into the right to receive 0.065 of a share of Clinical Data common stock, each share of Genaissance series A preferred stock outstanding at the effective time of the merger will be converted into the right to receive 1.052326 shares of newly designated Clinical Data series A preferred stock, and Genaissance will become a wholly-owned subsidiary of Clinical Data.
FOR _	AGAINST _	ABSTAIN _

2. To amend Genaissance’s certificate of incorporation by amending its certificate of designations dated October 29, 2003, to provide that the effects of the merger shall not be considered a redemption or deemed liquidation pursuant to the terms of such certificate of designations, as amended.
FOR _	AGAINST _	ABSTAIN _

3. To permit the proxies named herein to adjourn, from time to time, the Special Meeting to solicit sufficient votes to constitute a quorum at such meeting or to adopt each of the proposals referenced above.
FOR _	AGAINST _

SIGNATURE(S) OF STOCKHOLDER(S) OR AUTHORIZED REPRESENTATIVE(S)

NOTE: Please date and sign exactly as your name(s) appear(s) hereon. Each executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

Signature(s) of Stockholder(s) or Authorized Representative(s) Date